PrimeSource Mortgage, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
May 9, 2011

Contact
Name:	Jeffrey R. Smith
Title:	President and CEO
Phone:	575-624-4170
E-Mail:	jeff@wewalkyouhome.com

PSM HOLDINGS INC. To Acquire Brookside Mortgage

PSMH, Inc.  (OTCBB: PSMH-OB), a leading mortgage banking and brokerage company in the Southwest, is pleased to announce that it has signed a Letter of Intent, (LOI), to acquire Brookside Mortgage, L.L.C., a successful mortgage banking and brokerage company based in Tulsa, Oklahoma.

Under the terms of the LOI, Brookside Mortgage LLC, will be acquired by UCMC, a wholly owned subsidiary of PrimeSource Mortgage Inc., a wholly owned subsidiary of PSMH.  Upon the closing of the transaction, Brookside's two major shareholders will receive common shares of PSMH.  This acquisition will further expand the company's national retail footprint.

Closing of the transaction is subject to further negotiations and the execution of a definitive agreement between the parties.  The closing is scheduled for June 1, 2011.

Ron Hanna, President of PSMH commented, " We are extremely pleased to bring into our organization such a high quality mortgage company.  Brookside has been a fixture in the Tulsa market for many years and I look forward to a long and prosperous relationship."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Jeffrey R. Smith, President and CEO
575-624-4170
jeff@wewalkyouhome.com